Exhbit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

FIRST QUARTER 2008 FFO OF $1.44 PER SHARE AND

INCREASES 2008 ANNUAL GUIDANCE TO $6.20-$6.25 OF FFO PER SHARE

First Quarter Highlights

•                 First quarter FFO totaled $1.44 per share (diluted) compared to $2.03 per share (diluted) during the first quarter of 2007.  The 2007 results include an incentive distribution of $77.2 million ($1.27 per share diluted) from the sale of One Park Avenue.  Excluding the incentive fee from 2007 results, FFO per share increased 89.5% quarter over quarter.

•                 Net income available to common stockholders for the first quarter of 2008 totaled $2.14 per share (diluted) compared to $2.53 per share (diluted) in the same period in the prior year.

•                 Signed 41 Manhattan office leases totaling 508,960 square feet during the first quarter, finishing the quarter at 96.3% occupancy for the Manhattan portfolio.  The leases carried an average rent of $62.32.

•                 Increased average Manhattan office starting rents by 43.9% over previously fully escalated rents reflecting continued growth in rents for Manhattan office leases signed during the first quarter.

•                 Recognized combined same-store GAAP NOI growth of 12.2% during the first quarter including 14.2% from the consolidated same-store properties and 5.5% from the unconsolidated joint venture same-store properties.

•                 Closed on the acquisition of 182 Broadway and 63 Nassau Street through a joint venture for approximately $30.0 million.

•                 Closed on the previously announced sale of 440 Ninth Avenue for $160.0 million, generating a gain, net of minority interest, of approximately $106.0 million.

•                 Entered into an agreement to sell 1250 Broadway for $310.0 million, which is expected to generate an incentive fee of at least $15.0 million upon consummation of the sale.  The sale, which is subject to customary closing conditions, is expected to close in the second quarter of 2008.

•                 Received $29.7 million in dividends and fees from our investment in, and management arrangements with, Gramercy Capital Corp. (NYSE: GKK), or Gramercy, including a $2.5 million incentive fee earned during the quarter and a special dividend of $15.2 million.

•                 Acquired $58.4 million of the Company’s common stock since January 1, 2008 at an average share price of $83.89 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired $209.1 million of its common stock.

•                 Increased 2008 annual guidance from $6.10-$6.20 of FFO per share to $6.20-$6.25 of FFO per share.

Summary

New York, NY, April 21, 2008 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $87.9 million, or $1.44 per share (diluted), for the first quarter ended March 31, 2008, a 29.1% decrease compared to the same quarter in 2007, which was $2.03 per share (diluted).  The 2007 results included an incentive distribution of $77.2 million ($1.27 per share diluted) from the sale of One Park Avenue.

Net income available to common stockholders totaled $125.9 million, or $2.14 per share (diluted), for the quarter ended March 31, 2008, a decrease of $21.5 million compared to the respective period in 2007 which was $2.53 per share (diluted).

Operating and Leasing Activity

For the first quarter of 2008, the Company reported revenues and EBITDA of $272.7 million and $167.6 million, respectively, decreases of $13.2 million, or 4.6%, and $10.1 million, or 5.7%, respectively, compared to the same period in 2007 which included an incentive distribution of $77.2 million ($1.27 per share diluted) from the sale of One Park Avenue.  During the quarter, we had strong leasing activity at 1221 Avenue of the Americas, 711 Third Avenue, 220 East 42nd Street, 420 Lexington Avenue and 673 First Avenue.  Same-store GAAP NOI on a combined basis increased by 12.2% for the first quarter when compared to the same quarter in 2007, with the consolidated properties increasing 14.2% to $109.7 million during the first quarter and the unconsolidated joint venture properties increasing 5.5% to $30.6 million.

Average starting Manhattan office rents of $62.32 per rentable square foot for the first quarter represented a 43.9% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio decreased from 96.6% at December 31, 2007 to 96.3% at March 31, 2008.  During the quarter, the Company signed 51 leases for the Manhattan portfolio totaling 524,213 square feet, with 41 leases and 508,960 square feet representing office leases.

Average starting Suburban office rents of $31.52 per rentable square foot for the first quarter represented a 17.6% increase over the previously fully escalated rents.

Occupancy for the Suburban portfolio decreased modestly from 92.0% at December 31, 2007 to 91.9% at March 31, 2008.  During the quarter, the Company signed 23 leases for the Suburban portfolio totaling 177,208 square feet, with 20 leases and 165,386 square feet representing office leases.

Significant leasing activities during the first quarter included:

-                    Early renewal with Crain Communications, Inc. for approximately 98,618 square feet at 711 Third Avenue.

-                    Early renewal with Omnicom Group, Inc. for approximately 55,078 square feet at 220 East 42nd Street.

-                    New lease with Sirius Satellite Radio, Inc. for approximately 45,295 square feet at 1221 Avenue of the Americas.

-                    New lease with NYU Hospital Center for approximately 43,895 square feet at 673 First Avenue.

-                    New lease with Sonnenschein, Nath & Rosenthal for approximately 43,828 square feet at 1221 Avenue of the Americas.

-                    New lease with The Segal Company for approximately 138,462 square feet at 333 West 34th Street.

Real Estate Investment Activity

During the first quarter of 2008, the Company invested approximately $30.0 million in new transactions.

Investment activity announced during the first quarter included:

-                    In January 2008, the Company entered into an agreement to sell the 39-story, 670,000 square foot Class A office tower located at 1250 Broadway in Manhattan to Murray Hill Properties for $310.0 million, or approximately $463 per square foot, at a capitalization rate of 4.5%. The partners recapitalized the property in October 2006, with an agreed-upon value of $260.0 million — at which time the Company’s economic stake increased from 54.9% to 66.2% due to the Company’s success in exceeding performance thresholds. The Company expects to recognize an incentive fee of at least $15.0 million upon consummation of the sale.

-                    In February 2008, the Company, through its joint venture with Jeff Sutton, acquired the properties located at 182 Broadway and 63 Nassau Street for approximately $30.0 million.  These properties are located adjacent to 180 Broadway which the joint venture acquired in August 2007.  The joint venture also closed on a $31.0 million loan which bears interest at 225 basis points over the 30-day LIBOR.  The loan has a three year term and two one-year extensions.  The joint venture drew down $21.1 million at the closing.

-                    In January 2008, the Company closed on the sale of 440 Ninth Avenue for $160.0 million.  The sale generated a gain, net of minority interest, of approximately $106.0 million.

Financing and Capital Activity

The Company acquired $58.4 million of its common stock at an average share price of $83.89 since January 1, 2008 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired $209.1 million of its common stock at an average share price of $104.13.

The joint venture that acquired 182 Broadway and 63 Nassau Street closed on a $31.0 million loan which bears interest at 225 basis points over the 30-day LIBOR.  The loan has a three-year term and two one-year extensions.  The joint venture drew down $21.1 million at the closing.

Structured Finance Activity

The Company’s structured finance investments totaled $776.5 million on March 31, 2008, a decrease of approximately $28.7 million from the balance at December 31, 2007. The structured finance investments currently have a weighted average maturity of 6.1 years.  The weighted average yield for the quarter ended March 31, 2008 was 10.6%, compared to a yield of 10.7% for the quarter ended March 31, 2007.

Investment In Gramercy Capital Corp.

At March 31, 2008, the book value of the Company’s investment in Gramercy totaled $158.5 million. Fees earned from various management arrangements between the Company and Gramercy totaled approximately $9.7 million for the quarter ended March 31, 2008, including an incentive fee of $2.5 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $5.3 million for the three months ended March 31, 2008, compared to $4.9 million for the same period in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended March 31, 2008, the Company’s MG&A included approximately $3.5 million, of costs associated with Gramercy compared to $2.4 million in the prior year.

In April 2008, Gramercy closed on its acquisition of American Financial Realty Trust.  The Company participated in $50.0 million of the $850.0 million financing of Gramercy in connection with this acquisition.

Dividends

During the first quarter of 2008, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

-                    $0.7875 per share of common stock. Dividends were paid on April 15, 2008 to stockholders of record on the close of business on March 31, 2008.

-                    $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period January 15, 2008 through and including April 14, 2008. Distributions were made on April 15, 2008 to stockholders of record on the close of business on March 31, 2008. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, April 22, 2008 at 2:00 pm EST to discuss first quarter 2008 financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s web site.

The live conference will be webcast in listen-only mode on the Company’s web site at www.slgreen.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 700-6979 Domestic or (617) 213-8836 International, using pass code SL Green.

A replay of the call will be available through Tuesday, April 29, 2008 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 63711682.

Supplemental Information

The Supplemental Package outlining first quarter 2008 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2008, the Company owned 31 New York City office properties totaling approximately 24,389,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in, among other things, nine retail properties encompassing approximately 400,212 square feet, one development property encompassing approximately 85,000 square feet and two land interests, along with ownership interests in 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 7 and 9 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenue:
Rental revenue, net	$201,395	$147,136
Escalations & reimbursement revenues	31,124	27,195
Preferred equity and investment income	21,306	21,709
Other income	18,442	89,878
Total revenues	272,267	285,918

Equity in net income from unconsolidated joint ventures	19,425	9,354

Expenses:
Operating expenses	54,050	46,464
Ground rent	8,249	7,265
Real estate taxes	33,828	29,613
Marketing, general and administrative	27,982	34,247
Total expenses	124,109	117,589

Earnings Before Interest, Depreciation and Amortization (EBITDA)	167,583	177,683
Interest expense	78,518	57,591
Amortization of deferred financing costs	2,046	3,301
Depreciation and amortization	55,448	36,060
Net income from Continuing Operations	31,571	80,731
Income from Discontinued Operations, net of minority interest	70	3,581
Gain on sale of Discontinued Operations, net of minority interest	105,992	—
Equity in net gain on sale of interest in unconsolidated joint venture	—	31,509
Gain on sale of real estate interest	—	47,229
Minority interests	(6,773)	(10,654)
Preferred stock dividends	(4,969)	(4,969)
Net income available to common stockholders	$125,891	$147,427

Net income per share (Basic)	$2.15	$2.60
Net income per share (Diluted)	$2.14	$2.53

Funds From Operations (FFO)
FFO per share (Basic)	$1.45	$2.09
FFO per share (Diluted)	$1.44	$2.03

FFO Calculation:
Net income from continuing operations	$31,571	$80,731
Add:
Depreciation and amortization	55,448	36,060
FFO from Discontinued Operations	73	6,308
FFO adjustment for Joint Ventures	6,043	5,822
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)
Depreciation of non-real estate assets	(223)	(236)
FFO before minority interests – BASIC and DILUTED	$87,943	$123,716

Basic ownership interest
Weighted average REIT common shares for net income per share	58,482	56,649
Weighted average partnership units held by minority interests	2,340	2,652
Basic weighted average shares and units outstanding for FFO per share	60,822	59,301
Diluted ownership interest
Weighted average REIT common share and common share equivalents	58,881	58,278
Weighted average partnership units held by minority interests	2,340	2,652
Diluted weighted average shares and units outstanding	61,221	60,930

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	March 31, 2008	December 31, 2007
Assets	(Unaudited)
Commercial real estate properties, at cost:
Land and land interests	$1,454,060	$1,436,569
Buildings and improvements	5,994,846	5,924,626
Building leasehold and improvements	1,249,121	1,249,093
Property under capital lease	12,208	12,208
	8,710,235	8,622,496
Less accumulated depreciation	(432,567)	(381,510)
	8,277,668	8,240,986
Assets held for sale	—	41,568
Cash and cash equivalents	46,793	45,964
Restricted cash	144,127	105,475
Tenant and other receivables, net of allowance of $14,088 and $13,932 in 2008 and 2007, respectively	45,594	49,015
Related party receivables	12,448	13,082
Deferred rents receivable, net of allowance of $12,863 and $13,400 in 2008 and 2007, respectively	150,087	136,595
Structured finance investments, net of discount of $28,716 and $30,783 in 2008 and 2007, respectively	776,488	805,215
Investments in unconsolidated joint ventures	1,431,162	1,438,123
Deferred costs, net	137,079	134,354
Other assets	427,588	419,701
Total assets	$11,449,034	$11,430,078

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,867,593	$2,844,644
Revolving credit facility	720,500	708,500
Term loans and unsecured notes	2,070,127	2,069,938
Accrued interest and other liabilities	39,695	45,194
Accounts payable and accrued expenses	135,083	180,898
Deferred revenue/gain	808,262	819,022
Capitalized lease obligation	16,581	16,542
Deferred land lease payable	17,378	16,960
Dividend and distributions payable	51,823	52,077
Security deposits	34,067	35,021
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,861,109	6,888,796
Commitments and contingencies	—	—
Minority interest in other partnerships	636,966	632,400
Minority interest in operating partnership	85,201	82,007
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 60,191 and 60,071 issued and outstanding at March 31, 2008 and December 31, 2007, respectively (inclusive of 1,907 and 1,312 shares held in Treasury at March 31, 2008 and December 31, 2007, respectively)	602	601
Additional paid - in capital	2,943,610	2,931,887
Treasury stock-at cost	(200,630)	(150,719)
Accumulated other comprehensive income	2,143	4,943
Retained earnings	871,731	791,861
Total stockholders’ equity	3,865,758	3,826,875
Total liabilities and stockholders’ equity	$11,449,034	$11,430,078

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2008	2007
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	24,389	22,112
Portfolio percentage leased at end of period	96.3%	97.3%
Same-Store percentage leased at end of period	95.4%	97.6%
Number of properties in operation	31	31

Office square feet leased during quarter (rentable)	508,960	330,972
Average mark-to-market percentage-office	43.9%	37.0%
Average starting cash rent per rentable square foot-office	$62.32	$57.84

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Earnings before interest, depreciation and amortization (EBITDA):	$167,583	$177,683
Add:
Marketing, general & administrative expense	27,982	34,247
Operating income from discontinued operations	73	7,635
Less:
Non-building revenue	(33,388)	(107,766)
Equity in net income from joint ventures	(19,425)	(9,354)
GAAP net operating income (GAAP NOI)	142,825	102,445

Less:
Operating income from discontinued operations	(73)	(7,635)
GAAP NOI from other properties/affiliates	(89,727)	(45,084)
Same-Store GAAP NOI	$53,025	$49,726

* See page 7 for a reconciliation of FFO and EBITDA to net income.